Exhibit 10.8

Final
 Restricted Stock Unit Award Notice (Director)

BKV CORPORATION

RESTRICTED STOCK UNIT AWARD NOTICE

2024 EQUITY AND INCENTIVE COMPENSATION PLAN

BKV Corporation, a Delaware corporation (the “Company”), pursuant to its 2024 Equity and Incentive Compensation Plan, as amended from time to time (the “Plan”), hereby grants to the Participant the number of Restricted Stock Units (as defined in the Plan) subject to vesting requirements as set forth below (the “Restricted Stock Units” or “RSUs”). The Restricted Stock Units are subject to all of the terms and conditions as set forth in this Restricted Stock Unit Award Notice (the “Award Notice”) and in the Restricted Stock Unit Agreement and the Plan, both of which are attached hereto and incorporated herein in their entirety.

Participant:	[_______]

Date of Grant:	[_______]

Number of Restricted Stock Units:	[_______]

RSU Vesting Schedule:	100% of the RSUs shall vest on the day prior to the Company’s first annual meeting of shareholders following the Date of Grant

The undersigned Participant acknowledges that the Participant has received a copy of this Restricted Stock Unit Award Notice, the Restricted Stock Unit Award Agreement and the Plan. As an express condition to the grant of the Award hereunder, the Participant agrees to be bound by the terms of this Restricted Stock Unit Award Notice, the Restricted Stock Unit Award Agreement and the Plan. The undersigned Participant further acknowledges that as of the Date of Grant, this Restricted Stock Unit Award Notice, the Restricted Stock Unit Award Agreement, and the Plan set forth the entire understanding between the Participant and the Company regarding the Award and supersede all prior oral and written agreements on that subject with the exception of (i) Awards previously granted and delivered to the Participant by the Company, and (ii) any agreements referenced in this Restricted Stock Unit Award Notice. This Award Notice may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

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Restricted Stock Unit Award Notice (Director)

BKV CORPORATION:	PARTICIPANT:

By:

Name:	Date:

Title:	Address:

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Restricted Stock Unit Award Agreement (Director)

RESTRICTED STOCK UNIT AWARD AGREEMENT

UNDER THE

BKV CORPORATION 2024 EQUITY AND INCENTIVE COMPENSATION PLAN

Pursuant to the Restricted Stock Unit Award Notice attached hereto (the “Award Notice”), and subject to the terms of this Restricted Stock Unit Award Agreement (this “Agreement”) and the BKV Corporation 2024 Equity and Incentive Compensation Plan (the “Plan”), BKV Corporation, a Delaware corporation (the “Company”), and the Participant agree as follows. Capitalized terms not otherwise defined in this Agreement or in the Award Notice will have the same meanings as set forth in the Plan.

1.	Award of Restricted Stock Units. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant Restricted Stock Units, as set forth in the Award Notice, subject to adjustment as provided in the Plan, and each of which, if vested pursuant to this Agreement, will be settled in one (1) Common Share, at the time and subject to the terms, conditions and restrictions set forth in this Agreement and the Plan. Unless and until the Restricted Stock Units vest in accordance with this Agreement, Participant will have no right to receive any Common Shares or other payment in respect of the Restricted Stock Units. Prior to settlement of the Restricted Stock Units, the Restricted Stock Units and this Agreement represent an unsecured obligation of the Company, payable only from the general assets of the Company.

2.	Vesting.

a.	Vesting Schedule. Except as otherwise provided in this Agreement or the Plan, the Restricted Stock Units will vest in the amounts and on the date as indicated in the RSU Vesting Schedule set forth in the Award Notice (the “RSU Vesting Date”), provided the Participant remains in the Service of the Company or a Subsidiary through the RSU Vesting Date. Except as otherwise provided in this Agreement or the Plan, or as otherwise determined by the Committee, any Restricted Stock Units that have not vested as of the date of the Participant’s termination of Service, including by removal in accordance with the Company’s Certificate of Incorporation, as then in effect, or by resignation of the Participant, shall be forfeited and terminate.

b.	Death or Termination by the Company due to Disability. Notwithstanding Section 2(a), if the Participant (i) dies while employed by the Company or a Subsidiary or (ii) the Company terminates the Participant’s Service due to the Participant’s Disability, the Restricted Stock Units shall vest.

3.	Timing and Manner of Settlement; Issuance of Common Shares. As soon as practicable and, in any event, no later than 15 days, following the vesting of Restricted Stock Units, such vested Restricted Stock Units will be converted to Common Shares which the Company will issue and deliver to the Participant (either by delivering one or more certificates for such shares or by entering such shares in book entry form in the name of the Participant or depositing such shares for the Participant’s benefit with any broker with which the Participant has an account relationship or the Company has engaged to provide such services under the Plan) and record such shares on the records of the Company. The Participant is responsible to pay all required taxes associated with the Restricted Stock Units (including the issuance of the Common Shares, the subsequent sale of the Common Shares and the receipt of dividend equivalents or dividends, if any).

Restricted Stock Unit Award Agreement (Director)

4.	Rights of Participant; Transferability.

a.	No Right to Continued Service or Future Awards. Nothing in the Plan or in this Agreement confers upon the Participant any right to continue in the Service of the Company or any Subsidiary or interferes with or limits in any way the right of the Company or any Subsidiary to terminate the Service of the Participant in accordance with the Company’s Certificate of Incorporation, as then in effect. The grant of Restricted Stock Units under this Agreement to the Participant is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards.

b.	Rights as a Shareholder. The Participant shall have no rights as a Shareholder with respect to any Common Shares subject to the Restricted Stock Units prior to the date as of which the Participant is actually recorded as the holder of such Common Shares upon the share records of the Company pursuant to Section 3 above.

c.	Dividend Equivalents. Notwithstanding Section 4(b), from and after the Date of Grant and until the earlier of the time when (i) Common Shares are issued in accordance with Section 3 above or (ii) the Participant’s right to receive Common Shares in payment of the Restricted Stock Units is forfeited in accordance with Section 2 of this Agreement, on the date that the Company pays a cash dividend (if any) to holders of Common Shares generally, the Participant shall be credited with an amount per Restricted Stock Unit equal to the amount of such dividend. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment and forfeitability) as the Restricted Stock Units on which the dividend equivalents were credited, and such amounts shall be paid without interest at the same time the Common Shares are issued for the Restricted Stock Units to which they relate.

d.	Non-Transferability. Except as otherwise expressly permitted by the Plan, no Restricted Stock Units may be assigned or transferred, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise. Except to the extent permitted by the Plan, any purported sale, pledge, assignment, transfer, attachment or encumbrance of such Restricted Stock Units shall be null, void and unenforceable against the Company.

Restricted Stock Unit Award Agreement (Director)

5.	Change in Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control, if the Restricted Stock Units are not continued or assumed, or substituted or replaced with an award with respect to cash or shares of the acquiror or surviving entity in such Change in Control, in each case, with substantially equivalent terms and value as the Restricted Stock Units (“Assumed”) or if the Participant’s Service is terminated in connection with the Change in Control, any unvested Restricted Stock Units shall vest immediately prior to the Change in Control. In the event of a Change in Control in which the Restricted Stock Units are Assumed and the Participant’s Service is not terminated in connection with the Change in Control, the Restricted Stock Units shall remain subject to the terms and conditions of this Agreement.

6.	Securities Laws Restrictions. Notwithstanding any other provision of the Plan or this Agreement, the Company will not be required to issue any Common Shares pursuant to the vesting of the Restricted Stock Units if such issuance would constitute a violation of any applicable law or regulation or the requirements of any securities exchange or market system upon which the Common Shares may then be listed. In addition, Common Shares will not be issued hereunder unless (a) there is in effect with respect to such Common Shares a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or (b) in the opinion of legal counsel to the Company, the Common Shares are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any Common Shares hereunder will relieve the Company of any liability in respect of the failure to issue such Common Shares as to which such requisite authority has not been obtained. As a condition to the issuance of any Common Shares hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.

7.	Certain Definitions.

a.	“Disability” shall mean the Participant’s inability due to physical or mental incapacity, to perform the essential functions of the Participant’s job, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty consecutive days.

b.	“Service” means a Participant’s service to the Company as a Director. A change in the capacity in which the Participant renders service to the Company as a Director shall be treated as a termination of the Participant’s Service, unless the Committee otherwise determines in its sole discretion.

8.	Miscellaneous.

a.	Relation to the Plan. This Agreement is subject to the terms of, the Plan, the terms of which are incorporated by reference in this Agreement in their entirety. In the event of any inconsistency between the provisions of this Agreement and the Plan, the terms of the Plan will prevail.

Restricted Stock Unit Award Agreement (Director)

b.	Section 409A. The Restricted Stock Units are intended to be exempt from the provisions of Section 409A of the Code or, if not so exempt, to comply with Section 409A of the Code and, wherever possible, this Agreement and the Plan shall be construed and administered to the fullest extent possible to reflect such intent. To the extent that any payment or benefit hereunder constitutes non-exempt “nonqualified deferred compensation” for purposes of Section 409A of the Code, and such payment or benefit would otherwise be payable or distributable hereunder by reason of the Participant’s termination of Service, all references to the Participant’s termination of Service shall be construed to mean a “separation from service” as defined in Section 409A of the Code (a “Section 409A Separation from Service”), and the Participant shall not be considered to have a termination of Service unless such termination constitutes a Section 409A Separation from Service. If, at the time of a Participant’s Section 409A Separation from Service, (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with the Plan and this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

c.	Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the successors and permitted assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors and administrators.

d.	Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws provisions thereof. Any legal proceeding related to this Agreement will be brought in an appropriate Delaware court, and the parties to this Agreement consent to the exclusive jurisdiction of the court for this purpose.

e.	Entire Agreement. This Agreement, the Award Notice and the Plan set forth the entire agreement and understanding of the parties to this Agreement with respect to the award of the Restricted Stock Units and supersedes all prior agreements, arrangements, plans and understandings relating to the award of the Restricted Stock Units and administration of the Plan.

Restricted Stock Unit Award Agreement (Director)

f.	Amendment and Waiver. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that (a) no amendment shall materially impair the rights of the Participant under this Agreement without the Participant’s consent, and (b) the Participant’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code.

g.	Construction; Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.

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